Exhibit 3.1

BLACKSTONE MORTGAGE TRUST, INC.

ARTICLES SUPPLEMENTARY

Blackstone Mortgage Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors, by duly adopted resolutions, reclassified and designated all 50,000 authorized but unissued shares of the Corporation’s Series A Junior Participating Preferred Stock, $0.01 par value per share, as shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), of the Corporation, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Charter.

SECOND: The foregoing shares of Preferred Stock have been reclassified and designated by the Board of Directors under the authority contained in the Charter. After giving effect to such reclassification and designation of Preferred Stock as set forth herein, the Corporation has authority to issue 100,000,000 shares of Preferred Stock.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by the undersigned Chief Executive Officer of the Corporation and attested by its Secretary this 29th day of May, 2013.

ATTEST:		BLACKSTONE MORTGAGE TRUST, INC.

/s/ Randall S. Rothschild		By:	/s/ Stephen D. Plavin
Name:	Randall S. Rothschild		Name:	Stephen D. Plavin
Title:	Secretary		Title:	Chief Executive Officer